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                               EXHIBIT 10.13
  EMPLOYMENT AGREEMENTS WITH OFFICERS AND KEY EMPLOYEES OF THE REGISTRANT
                           (E) MICHAEL W. MOONEY


                           EMPLOYMENT AGREEMENT


     THIS AGREEMENT is hereby made and entered into by and between ENERGY SEARCH, INCORPORATED, a Tennessee corporation ("Employer"), and MICHAEL W. MOONEY ("Employee"), this 1st day of November, 1997.


                           W I T N E S S E T H:


     1. EMPLOYMENT. Employer employs Employee, and Employee accepts employment, upon the terms and conditions of this Agreement.

     2. TERM. The term of this Agreement, and of Employee's employment hereunder, shall begin on November 1, 1997, and shall terminate on October 31, 1998. This Agreement, and Employee's employment hereunder, shall be renewed automatically for successive periods of one (1) year each, subject to termination as provided hereinafter.

     3.   COMPENSATION.

          (a) During the first year of employment, Employer shall pay to Employee as Base Salary Compensation for his services the sum of Eighty-six Thousand Four Hundred Dollars ($86,400) per annum, which shall be paid in arrears in equal biweekly installments of Three Thousand Six Hundred Dollars ($3,600) each. Employee will receive a salary compensation increase of a minimum of three percent (3%) per year.

          (b) Employee shall receive as additional compensation, a Signing Bonus of Twenty Thousand Dollars ($20,000) and five thousand shares of Energy Search, Incorporated common stock.

          (c) Employer will assign to Employee an Incentive Bonus of five thousand (5,000) shares of Energy Search, Incorporated common stock for each year of Employee's employment during the years of 1998 through 2002 assignable on January 5 of each year.

          (d) Employee will receive a Share Bonus of five thousand (5,000) shares when Energy Search, Incorporated common stock maintains a trading price of Twelve Dollars ($12) per share for twenty (20) days (the "$12 Bonus").




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               Employee will receive a Share Bonus of five thousand
     (5,000) shares when Energy Search, Incorporated common stock maintains a trading price of Sixteen Dollars ($16) per share for twenty (20) days (the "$16 Bonus").

               If Energy Search, Incorporated is sold in less than five (5) years, all annual five thousand (5,000) share stock bonuses will be deemed to be earned as of date of sale. If Energy Search, Incorporated is sold for Sixteen Dollars ($16) or more per share then both the Twelve Dollar ($12) and Sixteen Dollar ($16) Bonuses are earned.

          (e) Employer will pay Nine Thousand Five Hundred Dollars ($9,500) plus a matching three percent (3%) per year into the Employee's Company sponsored IRA/SEP Plan.

     4. DUTIES. Employee is engaged as Chief Operating Officer for Employer and shall have such authority as is commensurate with said position and shall have the following specific duties: Coordinating all drilling and completion functions of the Company as well as coordination of all production activities with respect to Company operated wells, and the general supervision of company personnel involved in the drilling, completion and production functions of the Company, and such other duties as the President of the Company delegates.

     5. EXTENT OF SERVICES. Employee shall devote his entire time, attention, and energies to Employer's business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage. However, Employee may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies or entities in which such investments are made.

     6. WORKING FACILITIES. Employee shall have an office, stenographic help, typing and filing assistance, telephone(s) and facsimile machine(s), and such other facilities and services as are suitable to his position and appropriate for the performance of his duties.

     7.   EXPENSES.

          (a) Reimbursement. Employer shall reimburse Employee for all reasonable and necessary business expenses incurred by him in carrying out his duties under this Agreement. Employee shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer.

          (b) Automobile. In recognition of Employee's need for an automobile for business purposes, Employer will provide Employee with an automobile, and pay all maintenance, repair, insurance

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     and reasonable costs incident thereto.  In lieu of the above,
     Employee may choose to use his personal vehicle for business purposes and receive an automobile allowance therefor in the amount of Four Hundred Dollars ($400) per month.

     8.   BENEFITS.  Employer shall further:

          (a) provide Employee with medical health and hospitalization insurance coverage as Employer provides to its other employees (Employee will be responsible for the incremental cost of family coverage);

          (b) if Employee is totally disabled during the term of the employment agreement, Employee's salary will continue at one hundred percent (100%) for six months, and then continue for one additional year at fifty percent (50%); if Employee is totally disabled at any time there will be a minimum of 20,000 shares of all the earnable Bonus Shares set out above construed to be earned; and

          (c) allow Employee to take part in any executive bonus plan, profit-sharing plan, qualified salary deferral plan, and pension plan which Employer now has or may hereafter adopt during the term of Employee's employment hereunder.

     9. VACATIONS. Employee shall be entitled each year to a vacation of two (2) weeks, during which time his compensation shall be paid in full.

     10.  TERMINATION.

          (a) Without cause, Employer and Employee may terminate this Agreement at any time upon one hundred twenty (120) days' written notice. In such event, Employee, if requested by Employer, shall continue to render his services and shall be paid one (1) year's severance pay from the date of termination.

          (b) Employer may terminate Employee's employment for cause if:

               (1) Employee refuses to perform, or does not perform, in a normal business manner his duties of employment with Employer;

               (2) Employee fails or refuses to obey and comply with the instructions, rules and regulations of Employer as promulgated by its Board of Directors respecting the operations of Employer; or



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               (3)  Employee engages in any unlawful conduct in
          connection with his duties of employment with Employer, is guilty of any acts of dishonesty in connection therewith, is convicted of a felony, is convicted of a misdemeanor involving moral turpitude, or engages in any conduct clearly detrimental to the business of Employer.

               (4) Employee breaches any confidentiality or non-competition covenant or agreement with the Employer.

          If Employee's employment is terminated for cause, as set forth just hereinabove, Employee shall receive his Base Salary accrued up through the date of termination and shall be entitled to receive any Bonus (or portion thereof) set forth in herein.

          Upon termination for any reason, except as may be otherwise required by law, all benefits set forth in Section 8 shall cease, although Employee may keep any pension or other similar rights which have already vested in him.

          Employee will receive one (1) year's severance pay on termination by the Company for any or no reason. If Employee leaves the Company on his own violation, there will be no severance pay, and if Employee leaves the employ of the Company within one (1) year of commencement, the Signing Cash and Stock Bonuses are to be returned to the Company.

     11. DEATH DURING EMPLOYMENT. If Employee dies during the term of employment, Employer shall pay to the estate of Employee the Base Salary and Incentive Bonus that would otherwise be payable to Employee up to the end of the month in which his death occurs.

     12. NOTICES. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and delivered in person or by courier or sent by certified, United States mail, return receipt requested, postage prepaid, to his residence shown below in the case of Employee, or to its principal office as shown below in the case of Employer. Notice shall be effective upon the date of delivery, if delivered in person or by courier, or three (3) days after depositing the notice in the United States mail, if sent by certified mail.

               Employee:                Employer:
               Michael W. Mooney        Energy Search, Incorporated
               RD 3, Box 186-B          280 Ft. Sanders W. Blvd.
               Shelocta, PA 15774       Suite 200
                                        Knoxville, TN 37922

     13. WAIVER OF BREACH. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.
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     14.  ASSIGNMENT.  Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Employer.

     15. CONFIDENTIALITY. Employee acknowledges that Company data is confidential and proprietary to Employer and agrees not to impart to any third party any of such proprietary data. Employer shall be entitled to protect its interest herein by specific performance and the right to enjoin Employee from engaging in such prohibited practices, without limiting any other remedies available to it.

     16. COVENANT AGAINST COMPETITION. In recognition of the close personal contact Employee will have with Employer's confidential and proprietary information and records, and the position of trust in which Employer holds Employee, Employee agrees as follows:

          (a) Non-Compete. For a period of one (1) year from date of termination, Employee shall not, either as an officer, stockholder, director, employee, representative, broker, partner, sole proprietor or in any other manner or capacity directly or indirectly take proprietary information of Employer and share it with a competitor of Employer who operates within a fifty mile radius of any Employer operations.

          (b) Remedy for Breach. The parties hereto recognize that the services to be rendered under this Agreement by Employee are of a special and unique character; and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event the Employee shall violate any of the restrictions set forth in this Section 16, then Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, to enforce the specific performance hereof and to enjoin Employee from performing any prohibited act hereunder. Nothing herein contained shall be construed to prevent Employer's election of any such remedy in the event of the breach of the Agreement by Employee.

     17. APPLICABLE LAW. This Agreement has been negotiated and entered into and to some extent shall be performed in the State of Ohio, and by agreement of the parties shall be interpreted and construed in accordance with and pursuant to the laws of the State of Ohio.

     18. TAXES. Employer shall withhold all taxes, such as FICA and all employment-related taxes (income or otherwise), from the compensation,

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bonuses and benefits paid hereunder, as required by law.  Employee shall be responsible for the payment of his income taxes on such compensation, bonuses, and benefits, though the Employer will withhold such taxes as it is required to withhold.

     19. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by both parties hereto.

     20. CAPTIONS. The captions herein contained in no way limit or extend the meaning of any Section, or the provisions therein, and are to be used for reference purposes only.

                                   IN WITNESS WHEREOF, the parties hereto
                                   have executed this Agreement in
                                   duplicate  on the day and date first
                                   above written.

                                   EMPLOYER:

EMPLOYEE:                          ENERGY SEARCH, INCORPORATED


/S/ MICHAEL W. MOONEY
Michael W. Mooney                   By:  /S/ RICHARD S. COOPER
                                         Richard S. Cooper, President






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